UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2014

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7000 Shoreline Court, Suite 250, South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On September 16, 2014, Veracyte, Inc. (the “Company”) completed the previously announced acquisition of Allegro Diagnostics Corp., a Delaware corporation (“Allegro”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated September 4, 2014 among the Company, Allegro, Full Moon Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Andrey Zarur, as Stockholders’ Agent, and certain stockholders of Allegro. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Allegro and Allegro became the surviving corporation and wholly owned subsidiary of the Company (the “Merger”). At the closing of the Merger, the Company payed approximately $8.2 million in cash and 964,377 shares of the Company’s common stock, with the amount subject to certain post-closing adjustments. A portion of the cash was placed in an escrow fund for up to 15 months following the closing for the satisfaction of certain indemnification claims.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

Item 3.02              Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement described in Item 2.01 above, the Company has issued 964,377 shares of its common stock to the former stockholders of Allegro at the closing. The shares have been issued pursuant to an exemption from registration under the Securities Act of 1933 (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Company’s Board of Directors has appointed Christopher M. Hall to serve as Chief Operating Officer, a new position, effective September 16, 2014.  Mr. Hall, age 46, has served as the Company’s Chief Commercial Officer since March 2010.  Mr. Hall has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with the appointment, Mr. Hall’s annual salary was increased to $370,000.  Mr. Hall was also granted  an  option to purchase 40,000 shares of the Company’s common stock at an exercise price of $10.45 per share, of which twenty-five percent of the shares become exercisable following the one year anniversary of the date of grant,  and 1/48th of the remaining shares become exercisable each month thereafter.

On September 17, 2014, the Company issued a press release announcing Mr. Hall’s appointment as Chief Operating Officer.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements of Allegro required by Regulation S-X will be filed by an amendment to this Form 8-K. The amendment will be filed with the Securities and Exchange Commission (the “Commission”) no later than 71 calendar days after the date this Form 8-K is required to be filed with the Commission.

(b) Pro forma financial information.

The pro forma financial information required by Regulation S-X will be furnished by an amendment to this Form 8-K. The amendment will be filed with the Commission no later than 71 calendar days after the date this Form 8-K is required to be filed with the Commission.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Veracyte, Inc. dated September 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2014

VERACYTE, INC.

By	/s/ Shelly D. Guyer
Name:	Shelly D. Guyer
Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Veracyte, Inc. dated September 17, 2014.